EXHIBIT 99.6

Election Information

THE RIGHT TO MAKE AN ELECTION TO RECEIVE CASH INSTEAD OF SHARES OF YELLOW ROADWAY CORPORATION COMMON STOCK FOR SHARES OF USF CORPORATION COMMON STOCK WILL EXPIRE AT 4:00 P.M., EASTERN DAYLIGHT TIME, ON THE FOURTH TRADING DAY PRIOR TO THE MERGER’S CLOSING DATE. THIS DEADLINE IS KNOWN AS THE “CASH ELECTION DEADLINE”. THE COMPANIES ANTICIPATE THE MERGER’S CLOSING DATE WILL OCCUR ON MAY 24, 2005, MAKING THE CASH ELECTION DEADLINE MAY 18, 2005. IF THE MERGER CLOSING DATE OR THE CASH ELECTION DEADLINE CHANGES, YELLOW ROADWAY CORPORATION AND USF CORPORATION WILL EACH ISSUE A PRESS RELEASE ANNOUNCING THE ANTICIPATED MERGER CLOSING DATE AND CASH ELECTION DEADLINE. THE PRESS RELEASES WILL BE AVAILABLE ON YELLOW ROADWAY CORPORATION’S AND USF CORPORATION’S RESPECTIVE WEBSITES AT WWW.YELLOWROADWAY.COM AND WWW.USFC.COM AND IN FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THE CONSIDERATION YOU RECEIVE WILL BE SUBJECT TO CHANGE BASED ON THE PRORATION AND ALLOCATION PROVISIONS DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS.

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Yellow Roadway Corporation and USF Corporation have agreed to merge. Stockholders of USF Corporation will vote to approve the merger of the two companies at a special meeting of USF Corporation stockholders, scheduled for May 23, 2005. Stockholders of Yellow Roadway Corporation will vote to approve certain aspects of the merger on the same day at a special meeting of Yellow Roadway Corporation stockholders. The time and place of each company’s special meeting is provided in the Joint Proxy Statement/Prospectus, dated April 22, 2005. The companies hope to have satisfied the significant conditions of the merger, including receipt of necessary stockholder approvals, so that the closing of the merger can occur on the first business day after the special meetings.

Under the terms of the Merger Agreement, which are more fully explained in the Joint Proxy Statement/Prospectus, USF Corporation stockholders may elect to exchange all or a portion of their USF Corporation shares for either 0.9024 shares of Yellow Roadway Corporation common stock or $45.00 in cash for each share of USF Corporation common stock (subject in each case to the proration and allocation provisions contained in the Merger Agreement and described in the Joint Proxy Statement/Prospectus).

USF stockholders who hold shares through you or your nominee may only make an election by instructing you to complete, sign and timely deliver the enclosed Election Form. IF THEY DO NOT INSTRUCT YOU TO COMPLETE, SIGN AND TIMELY DELIVER A VALID ELECTION FORM, THEY WILL RECEIVE A WHOLE NUMBER OF SHARES OF YELLOW ROADWAY CORPORATION COMMON STOCK AS DETERMINED BY THE MERGER AGREEMENT’S PRORATION AND ALLOCATION PROVISIONS, WHICH ARE DESIGNED TO OPERATE SO THAT APPROXIMATELY ONE-HALF OF THE OUTSTANDING USF SHARES RECEIVE CASH AND APPROXIMATELY ONE-HALF OF OUTSTANDING USF SHARES RECEIVE YELLOW ROADWAY COMMON STOCK, UNLESS THE VALUE OF THE YELLOW ROADWAY COMMON STOCK TO BE ISSUED IN THE MERGER FALLS BELOW 45% OF THE AGGREGATE VALUE OF THE TOTAL CONSIDERATION, IN WHICH CASE THE PRORATION AND ALLOCATION PROVISIONS WILL REQUIRE ADJUSTMENTS SO THAT (1) THE AGGREGATE INCREASE IN THE VALUE OF THE SHARES OF YELLOW ROADWAY COMMON STOCK TO BE ISSUED IN THE MERGER, BASED ON THE

AVERAGE OF THE HIGH AND LOW TRADING PRICES OF THE YELLOW ROADWAY COMMON STOCK ON THE DAY BEFORE THE CLOSING OF THE MERGER, EQUALS THE AGGREGATE DECREASE IN THE CASH MERGER CONSIDERATION; AND (2) THE VALUE OF THE YELLOW ROADWAY COMMON STOCK TO BE ISSUED IN THE MERGER IS EQUAL TO 45% OF THE VALUE OF THE TOTAL MERGER CONSIDERATION AS MEASURED ON THE DAY BEFORE THE CLOSING DATE.

USF stockholders have the right to change or revoke their election anytime before 4:00 P.M., Eastern Daylight Time, on the Cash Election Deadline. To revoke an election, a written notice of revocation must (a) specify the name of the stockholder having made the election to be revoked and (b) be signed by the stockholder in the same manner as the original signature on the Election Form by which such election was made. A new election may be made by submitting a new Election Form. On the date of the Cash Election Deadline ONLY, USF stockholders may prior to the Cash Election Deadline fax their Election Form and an accompanying Notice of Guaranteed Delivery Form to UMB Bank at 781-380-3388. Faxed Election Forms must be properly completed and timely delivered. USF stockholders will need to call UMB Bank at 781-843-1833 (extension 200) to confirm the receipt of their Election Form in order for it to be valid.

For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1)	An Election Form, which includes a Substitute Form W-9 (copies, including facsimile copies, of the Election Form may be used),

2)	A Notice of Guaranteed Delivery to be delivered with the completed Election Form, if none of the procedures for delivering the necessary certificates representing USF Corporation common shares can be completed before the Cash Election Deadline, and

3)	A “client letter” that you may wish to use to obtain instructions from your clients.

YOUR PROMPT ACTION IS REQUIRED. PLEASE CONTACT YOUR CLIENTS AS SOON AS POSSIBLE.

For an election to be valid, UMB Bank, the Exchange Agent, must receive a duly executed and properly completed Election Form, including any required signature guarantees or other documents, together with USF Corporation stock certificate(s) representing surrendered shares or timely confirmation of their book-entry transfer before the Cash Election Deadline. Stockholders whose certificate(s) are not immediately available or who cannot deliver such certificate(s) to the Exchange Agent, or cannot complete the procedures for book-entry transfer prior to the Cash Election Deadline, must surrender their shares according to the procedure for guaranteed delivery set forth in the enclosed Notice of Guaranteed Delivery.

No fees or commissions will be payable by Yellow Roadway Corporation or USF Corporation, or any officer, director, shareholder, agent or other representative of Yellow Roadway Corporation or USF Corporation, to any broker, dealer or other person for soliciting surrender of shares pursuant to the election (other than fees paid to UMB Bank, the Exchange Agent and Morrow & Co., Inc., the Information Agent, for their services in connection with the election and exchange process).

Any inquiries you may have with respect to the election should be addressed to Morrow & Co., Inc., Information Agent for the merger, at 1-800-607-0088.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS CONSTITUTES AN APPOINTMENT OF YOU OR ANY PERSON AS AN AGENT OF YELLOW ROADWAY CORPORATION OR USF CORPORATION, THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZES YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE ELECTION OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN AND THEREIN.